Exhibit 10.37

William Glenn

The Greenbrier Companies, Inc.

USA

October 16, 2024

International Assignment Letter

Dear William,

This letter confirms the terms of your continued assignment from the United States to Europe.

1. Introduction

Unless otherwise specified herein, your current employment terms and conditions will remain unchanged for the remaining duration of the assignment.

2. Assignment duration

The Greenbrier Companies, Inc. may, or may cause one of its subsidiaries (in either case, the “Company”) to, in consultation with you, extend or shorten the assignment according to business needs and/or your personal circumstances. Upon the successful completion of your assignment, you are expected to be repatriated to your home country.

3. Benefits

During the remainder of the assignment, the Company will continue to provide you with: (i) housing accommodations (including utilities) in Europe; (ii) tax preparation services for taxes in your home country and your host country (including, after the assignment, for tax years for which international earnings are taxed by your host country); (iii) participation in an international health plan (including for your eligible dependents); (iv) periodic round-trip travel (including your spouse) to your home country, determined in consultation with management; and (v) consistent with your existing entitlements, limited tax equalization on certain of your benefits. In addition, in the event of a serious illness or death in your or your spouse’s immediate family, the Company will bear the round-trip cost of direct route travel for you and your spouse to the United States. Upon completion of your assignment, you will be eligible for repatriation benefits similar to those in your original relocation, including relocation travel and excess baggage.

4. Termination of Employment

Upon termination of your employment by the Company while on the assignment, the Company will pay reasonable transportation and moving costs for you and your family to return to the U.S. If such termination is other than for Cause (as defined in your Change in Control Agreement with the Company), the Company will also reimburse you for repatriation tax consultation services and provide you with a relocation allowance for temporary living expenses. Should you resign your employment, you will bear all relocation and other costs arising after such termination.

5. Code Section 409A

Although the Company does not guarantee any particular tax treatment relating to the benefits described above, it is intended that such benefits be exempt from, or comply with, U.S. Tax Code Section 409A. All taxable expenses or other reimbursements hereunder will be paid no later than the last day of the taxable year following the taxable year in which such expenses were incurred, and no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. The right to such expenses and reimbursements will not be subject to liquidation or exchange for another benefit, payment, or reimbursement. Any benefit provided to you under this letter that is not exempt from U.S. Tax Code Section 409A will comply with the 6-month delay rule applicable to “specified employees” to the extent such delay is applicable to such benefit. All benefits hereunder will be treated as a series of separate payments for purposes of U.S. Tax Code Section 409A.

6. Miscellaneous.

Nothing in this letter is intended to abrogate, and nothing in this letter shall be interpreted as abrogating, your existing entitlements with respect to the assignment.

This letter: (i) is not assignable by either party to this letter (“Party”) without the consent of the other Party (except by the Company to one of its subsidiaries)(ii) can only be amended in writing signed by both Parties, (iii) . represents the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior arrangements or agreement regarding the same, and, (iv) does not revise the “at will” employment arrangement between the Parties which may be discontinued by you or the Company at any time with or without cause, and (v) will be construed in accordance with and governed by the laws of the State of Oregon, without regard to the choice of law principles thereof.

Any suit, action or other legal proceeding arising out of or relating to this letter will be brought exclusively in the Federal or state courts located in the State of Oregon. Each Party agrees to submit to the jurisdiction in the foregoing courts and to venue in those courts and waives all legal challenges and defenses to the propriety of a forum in Portland, Oregon and to the application of Federal or Oregon law therein.

Please confirm acceptance of the terms set out in this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Lorie L. Tekorius

Lorie L. Tekorius
Chief Executive Officer	Date: October 16, 2024

Acknowledgement:

By signing below, I acknowledge receipt of this letter; I accept the terms and conditions contained herein; and I consent to the continued assignment. For the avoidance of doubt, nothing in this letter is intended to diminish my rights under my current employment arrangement with the Company, or any plan or equity-based award agreement, and I will continue to be entitled to the rights and benefits under any such arrangement during this continued assignment. Notwithstanding the foregoing, I acknowledge and agree that my consent herein to the continued assignment, and my acceptance of this particular continued assignment and my repatriation thereafter, will not give rise to any right to terminate for Good Reason now or hereafter.

/s/ William Glenn

William Glenn	Date: October 16, 2024
SVP, President, Europe